Exhibit 99.2

Investor Update - January 26, 2021

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information, including cash flow from operations and capital expenditures for future periods. Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expenses for any future period with any degree of certainty. Please see the cautionary statement under “Forward-Looking Information.”

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2019, the Company's Quarterly Report on Form 10-Q for the year ended September 30, 2020, as well as in other documents filed by the Company with the SEC after the date thereof. Some of these risks include the risks associated with contagious illnesses and contagion, such as COVID-19, general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, changes in laws and regulations, and risks inherent in the achievement of anticipated synergies and the timing thereof in connection with the acquisition of Virgin America. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance, or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED
This investor update provides information about recent developments and performance trends for Alaska Air Group (Air Group) and subsidiaries Alaska Airlines (Alaska) and Horizon Air (Horizon).
Q1 INFORMATION
FINANCIAL AND OPERATING METRICS EXPECTATIONS
The public health and economic crises resulting from the outbreak of COVID-19 have dramatically impacted demand for air travel and driven significant change to our business operation and performance. Throughout the crisis in 2020, we provided monthly updates on certain metrics. Following the publishing of January results we will discontinue our monthly guidance. The table below provides our expectations for the first quarter.
From the beginning of these crises, the recovery path has been volatile and difficult to predict. If circumstances no longer support the plans we have established, our expectation for these metrics could change.

	January Expectation(a)	Q1 Expectation(a)
Capacity (ASMs) % change versus 2019(a)(b)	Down ~35%	Down ~30%
Revenue passengers % change versus 2019(a)	Down 65 - 70%	Down 60% to 65%
Passenger load factor	~ 35% to 40%	~40% to 45%
Total revenue % change versus 2019(a)	Down 60% to 65%	Down 60% to 65%
Cost per ASM excluding fuel and special items % change versus 2019(a)	n/a	Up ~20%
(a)Due to the unusual nature of 2020, all year-over-year comparisons are versus the comparable period 2019.
(b)Capacity guidance excludes the impacts of close in cancels that could occur as we monitor demand throughout the period.

LIQUIDITY EXPECTATIONS
Throughout 2020, we provided updates on cash burn, a measurement that includes all operating cash receipts and disbursements, such as cash from bookings net of refunds, other operational cash in (loyalty, cargo, etc.), plus investment earnings, offset by all cash expenditures, including normal debt service and capital expenditures. Cash burn excludes financing raised or payroll support funding. Following the publishing of January results, our 2021 updates will transition to cash flow from operations, which we believe to be a more appropriate measure of the condition of our business in the next phase of recovery.
We expect that January cash burn will be approximately $125 million to $150 million. We expect that our first quarter cash flow from operations, including funds related to the CARES Act Payroll Support Program grant, will be approximately negative $100 million to zero.
FULL YEAR 2020 INFORMATION
CAPITAL EXPENDITURES FORECAST
We expect capital expenditures will be approximately $150 million to $250 million in 2021. This is primarily for non-aircraft capital spend, as our 2021 deliveries will be funded with existing deposits on hand with Boeing.